Exhibit 1.3

May 24, 2022
SUPERVISORY BOARD RULES
TRIVAGO N.V.

INTRODUCTION
Article 1
1.1These rules govern the organisation, decision-making and other internal matters of the Supervisory Board. In performing their duties, the Supervisory Directors shall act in compliance with these rules and the Amended and Restated Shareholders' Agreement.
1.2These rules are complementary to, and subject to, the Articles of Association, the Amended and Restated Shareholders' Agreement and applicable laws and regulations.
1.3These rules shall be posted on the Website.

DEFINITIONS AND INTERPRETATION
Article 2
2.1In these rules the following definitions shall apply:

Amended and Restated Shareholders' Agreement	The Amended and Restated Shareholders' Agreement among the Company and certain of its shareholders, dated December 15, 2016, as amended, supplemented or otherwise modified from time to time.
Article	An article of these rules.
Articles of Association	The Company's articles of association.
Audit Committee	The audit committee established by the Supervisory Board.
Chairman	The chairman of the Supervisory Board.
Committee	The Audit Committee, the Compensation Committee and any other permanent or ad hoc committee established by the Supervisory Board.
Committee Charter	The charter governing the organisation, decision-making and other internal matters of the relevant Committee.
Company	trivago N.V.
Compensation Committee	The compensation committee established by the Supervisory Board.
Conflict of Interests	A direct or indirect personal interest of a Supervisory Director which conflicts with the interests of the Company and of the business connected with it.
General Meeting	The Company's general meeting of shareholders.
Management Board	The Company's management board.
Managing Director	A member of the Management Board.
Simple Majority	More than half of the votes cast.
Supervisory Board	The Company's supervisory board.
Supervisory Board Meeting	A meeting of the Supervisory Board.
Supervisory Director	A member of the Supervisory Board.
Vice-Chairman	The vice-chairman of the Supervisory Board.
Website	The Company's website.
2.2References to statutory provisions are to those provisions as they are in force from time to time.
2.3Terms that are defined in the singular have a corresponding meaning in the plural.
2.4Words denoting a gender include each other gender.

2.5Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

COMPOSITION
Article 3
3.1The Supervisory Board initially consists of seven Supervisory Directors.
3.2No more than one (1) Supervisory Director shall be a Dutch tax resident. At least three Supervisory Directors shall not be citizens or residents of the United States of America and at least one Supervisory Director shall be tax resident in Germany, unless a different composition of the Supervisory Board is consented to under and in accordance with the Amended and Restated Shareholders' Agreement.
3.3The number of Supervisory Directors shall be kept consistent with the provisions of the Amended and Restated Shareholders' Agreement.
3.4The Supervisory Directors shall be appointed, suspended and dismissed in accordance with the Articles of Association, the Amended and Restated Shareholders' Agreement and applicable law.
3.5A person may be appointed as Supervisory Director for up to three years, provided that the term of office of a Supervisory Director may be extended to expire at the end of the annual General Meeting held in the third year following his most recent (re)appointment as a Supervisory Director. A Supervisory Director is expected to retire early in the event of inadequate functioning, structural incompatibility of interests, and in other instances in which this is deemed necessary by the Supervisory Board.
3.6The Supervisory Board should be composed such that the requisite expertise, background and skills are present, enabling the Supervisory Board to carry out its duties properly. Each Supervisory Director should have the specific expertise required for the fulfilment of his duties.
3.7Each Supervisory Director should be capable of assessing the broad outline of the Company's overall management and at least one Supervisory Director should have specific expertise in technological innovations and new business models.
3.8The Supervisory Board shall be composed of individuals who are knowledgeable and have relevant experience and expertise in one or more of the following areas:
a.the industry in which the Company operates;
b.general management;
c.finance, administration and accounting;
d.strategy;
e.marketing and sales;
f.innovation, research and development;
g.human resources, personnel and organisation;

h.information technology; and/or
i.legal affairs.
3.9Each Supervisory Director shall be expected to have the following competences and qualities:
a.integrity;
b.the ability to act critically and independently of the other Supervisory Directors and the Management Board;
c.the ability to promote and protect the interests of the Company, its business and its stakeholders;
d.awareness of international trends in society, economy and politics;
e.a track record of proven success;
f.analytical, critical and solution-oriented;
g.having sufficient time at his disposal to perform his duties properly;
h.willingness to follow induction and training programmes and to be periodically evaluated; and
i.ambition for continuous improvement.
3.10The Supervisory Directors to be appointed as members of the Audit Committee shall be independent for purposes of the listing standards of the NASDAQ Stock Market.
3.11The Company endorses the importance of diversity in terms of, among other things, background, age, gender, nationality, and experience. However, the importance of diversity, in and of itself, should never set aside the overriding principle that a Supervisory Director should always be recommended, nominated and appointed for being the "best man or woman for the job".
3.12The Supervisory Board shall elect a Supervisory Director to be the Chairman and another Supervisory Director to be the Vice-Chairman. The Supervisory Board may revoke the title of Chairman or Vice-Chairman, provided that the Supervisory Director concerned shall subsequently continue his term of office as a Supervisory Director without having the title of Chairman or Vice-Chairman, as the case may be.
3.13The Supervisory Board should ensure that the Company has a sound plan in place for the succession of Managing Directors and Supervisory Directors that is aimed at retaining the balance in the requisite expertise and experience as described in these rules. The Supervisory Board should also draw up a retirement schedule in order to avoid, as much as possible, Supervisory Directors retiring simultaneously. The retirement schedule should be made generally available on the Website.

DUTIES AND ORGANISATION
Article 4
4.1The Supervisory Board is charged with the supervision of the policy of the Management Board and the general course of affairs of the Company and of the business connected with it, subject to the restrictions contained in the Articles of Association, the Amended and Restated Shareholders' Agreement and these rules. In so doing, the Supervisory Board should also focus on the effectiveness of the Company's internal risk management and control systems and the integrity and quality of the financial reporting. The Supervisory Board shall provide the Management Board with advice. In performing their duties, Supervisory Directors shall be guided by the interests of the Company and of the business connected with it.
4.2The Supervisory Board should supervise the manner in which the Management Board realises the Company's long-term value creation strategy. The Supervisory Board should in any event once per year discuss the strategy aimed at long-term value creation, the implementation of the strategy and the principal risks associated with it.
4.3The Management Board shall provide the Supervisory Board with the information necessary for the performance of its tasks in a timely fashion. At least once per calendar quarter, the Management Board shall inform the Supervisory Board in writing of the main features of the strategic policy, the general and financial risks and the administration and control system of the Company. The Supervisory Board as a whole and the Supervisory Directors individually also have their own responsibility for obtaining all information from the Management Board, the internal auditor and the external auditor which the Supervisory Board may need in order to be able to carry out its supervisory duties properly. If considered necessary by the Supervisory Board, it may obtain information from officers and external advisers of the Company. The Company shall provide the necessary means for this purpose. The Supervisory Board may require that certain officers and external advisers attend Supervisory Board Meetings.
4.4The functioning of the Management Board and the Supervisory Board as a whole and the functioning of their respective individual members should be evaluated by the Supervisory Board on a regular basis.

CHAIRMAN, VICE-CHAIRMAN AND COMPANY SECRETARY
Article 5
5.1The Chairman should act on behalf of the Supervisory Board as the main contact for the Management Board, the Supervisory Board and for shareholders regarding the functioning of Managing Directors and Supervisory Directors.
5.2The Chairman shall endeavour that:
a.    the Supervisory Board has proper contact with the Management Board and the General Meeting;

b.    the Supervisory Board elects a Vice-Chairman;
c.the functioning of individual Managing Directors and Supervisory Directors is assessed at least annually;
d.the Committees function properly;
e.    there is sufficient time for deliberation and decision-making by the Supervisory Board;
f.the Supervisory Directors and Managing Directors follow their induction programme;
g.the Supervisory Directors and Managing Directors follow their education or training programme;
h.the Supervisory Directors receive all information that is necessary for the proper performance of their duties in a timely fashion;
i.the Management Board performs activities in respect of culture;
j.he recognises signs from the Company's business and ensures that any actual or suspected misconduct is reported to him without delay;
k.the General Meeting proceeds in an orderly and efficient manner in order to promote a meaningful discussion at the General Meeting;
l.effective communication with shareholders is assured; and
m.any takeover process is properly conducted.
5.3The Chairman should consult regularly with the Company's chief executive officer.
5.4The Vice-Chairman shall deputise for the Chairman when the occasion arises. All duties of the Chairman shall vest in the Vice-Chairman if the Chairman is absent or unable to act. The Vice-Chairman should also act as contact for individual Supervisory Directors and Managing Directors regarding the functioning of the Chairman.

DECISION-MAKING
Article 6
6.1Subject to the requirements set out in Article 6.6 below, the Supervisory Board shall meet as often as any of the Supervisory Directors deems necessary or appropriate.
6.2Supervisory Directors are expected to attend Supervisory Board Meetings.
6.3A Supervisory Board Meeting may be convened by or on behalf of the Chairman or any other Supervisory Director by means of a written notice sent to each of the other Supervisory Directors.
6.4All Supervisory Directors shall be given reasonable notice of at least one week for all Supervisory Board Meetings, unless a shorter notice is required to avoid a delay which could reasonably be expected to have an adverse effect on the Company and/or the business connected with it. Notice of a

Supervisory Board Meeting shall include the date, time, place and agenda for that Supervisory Board Meeting and shall be sent to the Supervisory Directors in writing.
6.5If a Supervisory Board Meeting has not been convened in accordance with Articles 6.3 and 6.4, resolutions may nevertheless be passed at such Supervisory Board Meeting by a unanimous vote of all Supervisory Directors.
6.6Except as otherwise permitted in these rules, all Supervisory Board Meetings shall be held as physical meetings in Germany. The Supervisory Board shall hold ordinary Supervisory Board Meetings on a quarterly basis. Up to two of the quarterly Supervisory Board Meetings in any calendar year and the extraordinary Supervisory Board Meetings may be held outside of Germany. In no event shall any Supervisory Board Meeting be held in the Netherlands.
6.7All Supervisory Board Meetings shall be chaired by the Chairman or, in his absence, by the Vice-Chairman or, in his absence, by another Supervisory Director designated by the Supervisory Directors present at the relevant Supervisory Board Meeting. The chairman of the Supervisory Board Meeting shall appoint a secretary to prepare the minutes of the proceedings at such Supervisory Board Meeting. The secretary does not necessarily need to be a Supervisory Director.
6.8Minutes of the proceedings at a Supervisory Board Meeting shall be sufficient evidence thereof and of the observance of all necessary formalities, provided that such minutes are certified by a Supervisory Director.
6.9Without prejudice to Article 6.13, each Supervisory Director may cast one vote in the decision-making of the Supervisory Board.
6.10A Supervisory Director cannot be represented by another Supervisory Director for the purpose of the deliberations and the decision-making of the Supervisory Board.
6.11Resolutions of the Supervisory Board shall be passed, irrespective of whether this occurs at a Supervisory Board Meeting or otherwise, by Simple Majority unless these rules provide differently.
6.12Invalid votes, blank votes and abstentions shall not be counted as votes cast. Supervisory Directors who casted an invalid or blank vote or who abstained from voting shall be taken into account when determining the number of Supervisory Directors who are present or represented at a Supervisory Board Meeting.
6.13Where there is a tie in any vote of the Supervisory Board, the Chairman shall have a casting vote.
6.14Supervisory Directors who cannot attend a Supervisory Board Meeting (in person or represented by proxy), including the Supervisory Board Meetings that are scheduled to be held in Germany, may participate in such Supervisory Board Meeting by means of audio-communication facilities, provided that no more than one (1) Supervisory Director may participate in such Supervisory Board Meeting from a location in the Netherlands (but only in cases where such Supervisory Board Meeting is scheduled on short notice or otherwise is planned on an ad hoc basis). Meetings of the Supervisory Board that may be held outside of Germany in accordance with Article 6.6 may also be held by means of audio-communication facilities entirely, provided that no more than one (1) Supervisory Director participates in such meeting from a location in the Netherlands (but only in cases where such Supervisory Board Meeting is scheduled on short notice or otherwise planned on an ad hoc basis).
6.15In exceptional circumstances, resolutions of the Supervisory Board may be passed in writing, provided that (i) all Supervisory Directors are familiar with the resolution to be passed, (ii) none of them objects to this decision-making process and (iii) the resolution shall not be signed in the Netherlands. Exceptional circumstances within the meaning of the preceding sentence shall only apply if (x) a resolution of the Supervisory Board must be passed in writing in order to avoid material or irreversible damage of any kind (including pecuniary, reputational or otherwise) to the Company or (y) it is not feasible to schedule an in-person meeting or an audio-conference in time. Articles 6.9 through 6.13 apply mutatis mutandis.

CONFLICT OF INTERESTS
Article 7
7.1A Supervisory Director shall not participate in the deliberations and decision-making of the Supervisory Board on a matter in relation to which he has a Conflict of Interests. If, as a result thereof, no resolution can be passed by the Supervisory Board, the resolution shall nevertheless be passed by the Supervisory Board.
7.2A Conflict of Interests shall be considered to exist if the Company intends to enter into a transaction with a legal entity:
a.in which a Supervisory Director personally has a material financial interest; or
b.which has a member of its management board or its supervisory board who is related under family law to a Supervisory Director.
A Conflict of Interests shall not be considered to exist by reason only of a Supervisory Director's affiliation with a direct or indirect shareholder of the Company.
7.3A Supervisory Director should immediately report any actual or potential Conflict of Interests in a transaction that is of material significance to the Company and/or to such Supervisory Director to the Chairman and should provide all relevant information in that regard. If the Chairman has an actual or potential Conflict of Interests as described in the previous sentence, he should report this immediately to the Vice-Chairman. The Supervisory Board should decide, outside the presence of the Supervisory Director concerned, whether there is a Conflict of Interests.
7.4All transactions in which there are Conflicts of Interests with Supervisory Directors should be agreed on terms that are customary in the market. Decisions to enter into transactions in which there are Conflicts of Interests with Supervisory Directors that are of material significance to the Company and/or to the relevant Supervisory Director shall require the approval of the Supervisory Board.

OWNERSHIP OF AND TRADING IN FINANCIAL INSTRUMENTS
Article 8
1.1The Supervisory Directors shall be subject to the Company's insider trading policy.
1.2In addition, each Supervisory Director shall practice great reticence:
a.when conducting a transaction in shares or other financial instruments issued by, or relating to, another listed company if this could reasonably create the appearance of such Supervisory

Director possessing, or being able to possess, price-sensitive information concerning such company; and
b.in the ownership of and trading in shares or other financial instruments issued by, or relating to, another listed company which is a direct competitor of the Company.

COMPENSATION
Article 9
The General Meeting may grant a compensation to the Supervisory Directors.

COMMITTEES
Article 10
10.1The Supervisory Board should ensure that it functions effectively. For this purpose, the Supervisory Board may establish Committees to prepare the Supervisory Board's decision-making. This shall not diminish the responsibility of the Supervisory Board as a corporate body or the individual Supervisory Directors for obtaining information and forming an independent opinion.
10.2The Supervisory Board has established the Audit Committee and the Compensation Committee and may establish such other Committees as deemed to be necessary or appropriate by the Supervisory Board.
10.3All Committees are subject to their respective Committee Charters.
10.4Article 6 applies mutatis mutandis to the decision-making of a Committee, provided that:
a.references to the Chairman should be interpreted as being references to the chairman of the relevant Committee; and
b.the Committee Charter of the relevant Committee may deviate from Article 6.

AMENDMENTS
Article 11
Pursuant to a resolution to that effect, the Supervisory Board may amend or supplement these rules.

GOVERNING LAW AND JURISDICTION
Article 12
These rules shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.